Exhibit (a)(2)

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                                 Regency Centers

                     Regency Centers Reload Exchange Program
                    Sample Individualized Letter for John Doe


                          Prepared for JOHN DOE on DATE

Background & Business Logic
---------------------------

o The Financial Accounting Standards Board (FASB) is requiring public companies to begin expensing stock options based on the grant date "fair value" beginning in 2005. These rules treat each reload grant as a new award that must be expensed. Therefore, there is a risk to Regency of unpredictable significant future compensation expense based on the historic exercise pattern of option holders with reloads. Had expensing of option reloads been mandated over the past three years, Regency would have expensed roughly $4 million each year.
o Regency's Board of Directors asked Management to analyze alternatives that would eliminate or significantly reduce future reload expense. In response, Management commissioned Deloitte Consulting to establish a fair and appropriate value of the existing reload rights and assist Management with determining a reasonable buyout.
o Deloitte Consulting in coordination with Montgomery Investment Technologies, an investment firm specializing in option valuations, developed a custom valuation model to determine the value of the reload feature for all of Regency's outstanding stock options.
o In consideration of the reload value and in an effort to protect Regency's earnings from the unpredictable significant cost of potential future reload grants, Management and the Board of Directors decided to offer employees additional equity compensation in exchange for the forfeiture of their reload rights on outstanding options.

Reload Value
------------

As of December 8, 2004, you have 20,020 outstanding stock options. The estimated present value of the reload feature on your outstanding stock options is $93,578.(1) Please see the attached spreadsheet for more details.

Proposed Alternatives
---------------------

Three alternatives are presented below for your consideration. The first two alternatives offer equity compensation in exchange for the reload right. The third alternative allows employees to choose not to participate in the reload buyout.

     Alternative 1 - Exchange Reload Feature for Additional Stock Options
     --------------------------------------------------------------------
     You will receive an additional stock option grant in exchange for the forfeiture of the reload feature on all outstanding stock options. The new stock option grant is detailed as follows:

         Number of Options          11,997
         Estimated Present Value    $93,578
         Date of Grant              January 17, 2005
         Exercise Price             Fair Market Value on January 17, 2005
         Expiration Date            January 17, 2015
         Vesting Schedule           25% per year for 4 years
         DEU Status                 Not eligible for Dividend Equivalent Units

--------
         1 If Regency's stock price changes by more than 25% from $46 per share on the transaction date, the offer will be subject to re-approval by the Board of Directors.

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                                 Regency Centers

                     Regency Centers Reload Exchange Program
                    Sample Individualized Letter for John Doe

Alternative 2 - Exchange Reload Feature for Stock Rights Award
--------------------------------------------------------------
     You will receive a stock rights award in exchange for the forfeiture of the reload feature on all outstanding stock options. The new stock rights award that would be granted to you is detailed as follows:

         Number of Shares                   1,302
         Estimated Present Value            $59,890
         Date of Grant                      January 17, 2005
         Vesting Schedule                   25% per year for 4 years
         DEU Status                         Eligible to earn Dividend Equivalent
                                            Units during vesting period


     Alternative 3 - No Exchange
     ---------------------------

     Participants may elect not to participate in the reload exchange program. The reload feature on all outstanding stock options will remain unchanged.

Questions About the Alternatives
--------------------------------

     How was the value of my reload options calculated?
     -------------------------------------------------

     Each individual outstanding option award was valued independently using a customized binomial option pricing model. The remaining term of the option and the exercise price of the option are the primary factors in the model. Other inputs include the volatility of REG, risk-free interest rates, Regency's dividend yield and the exercise behavior of employees (e.g., the mature share requirement and the 20% appreciation rule).

         Example:
         You have 5,000 outstanding options with an exercise price equal to $23.00 and 6 years remaining. Plugging $23.00 and 6 years into the reload valuation model yields a reload value of $4.85. The value of the reload is multiplied times the number of options ($4.85 times 5,000 = $24,250). The estimated value of the reload feature for this grant is $24,250.

     Why is the value of the stock option alternative different from the value
     -------------------------------------------------------------------------
     of the stock rights award alternative?
     -------------------------------------

     The values of the alternatives differ to preserve the equality of the accounting charges Regency will incur for the buyout over the next four years. The estimated value of each alternative has been determined so that the future expense to Regency is equal, no matter which alternative is selected.

     Which employees are offered this reload buyout?
     ----------------------------------------------

     All employees with outstanding options are offered the same three alternatives, with the exception of Hap, Mary Lou and Bruce. The Board of Directors determined their reload exchange to be Alternative 1, i.e., reload rights for additional stock options. Stock options are shareholder friendly and tied to shareholder value creation. By exchanging stock options for stock options, the original intent of the reload feature is preserved. Non-employee board members with outstanding options are not included in this reload buyout. Their decision to authorize this buyout was made without any personal financial consequences.

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                                 Regency Centers

                     Regency Centers Reload Exchange Program
                    Sample Individualized Letter for John Doe

     If I forfeit my reloads, will I continue to receive Dividend Equivalent
     -----------------------------------------------------------------------
     Units (DEUs) on my outstanding stock options?
     --------------------------------------------

     Yes, you will continue to receive DEUs on your current eligible outstanding stock options. The only change will be your ability to receive a reload grant when you exercise your stock options.

     What are the next steps?
     -----------------------

     You are encouraged to review the Offer to Exchange which accompanies this letter and discuss your buyout alternatives with Hap, Mary Lou or Bruce. Your timely submission of the accompanying Buyout Election Form is critical. Once you determine which alternative you wish to choose, please complete the attached form, sign and return to Jamie Conroy in Jacksonville. After your election form is submitted and processed, you will receive the appropriate legal documents necessary to execute the transaction. If you have any administrative questions, please contact Jamie at (904) 598-7819.

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                                 Regency Centers

                     Regency Centers Reload Exchange Program
                    Sample Individualized Letter for John Doe

Regency Centers Corporation
Summary of Outstanding Options and Estimated Reload Value
   12/08/2004

                                                                                       Number
                                                                                       Options    Exercise
Name         Grant Date    Description                                     Expires   Outstanding    Price
--------------------------------------------------------------------------------------------------------------

John Doe      08/15/03     Reload - 7/29/99 Option Exercise               07/29/09         268     $35.440
John Doe      08/16/03     Reload - 2/7/02 (orig 12/15/98)                12/15/08       6,470     $35.440
John Doe      02/17/04     Reload - orig 12/14/99 remaining 25%           12/14/09         882     $41.650
John Doe      02/19/04     Reload - 12/4/01 25% Year End Grant            12/14/11         585     $41.650
John Doe      02/20/04     Reload - 12/15/98 & 2/7/02 Reload              12/15/08       1,742     $41.650
John Doe      02/22/04     Reload - 7/29/99 & 8/8/02 Reload               07/29/09       1,221     $41.650
John Doe      02/23/04     Reload - 12/14/99, 2/5/01, & 8/9/02 Reload     12/14/09       1,563     $41.650
John Doe      08/19/04     Reload - orig 12/14/99, 2/5/01 & 8/9/02        12/14/09          92     $43.500
John Doe      08/21/04     Reload - orig 12/15/98 & 2/7/03 Grant          12/15/08       2,458     $43.500
John Doe      08/22/04     Reload - orig 12/14/99 & 2/8/03 Grant          12/14/09         821     $43.500
John Doe      08/23/04     Reload - orig 7/29/99, 8/7/01 & 2/9/03         07/29/09       2,321     $43.500
John Doe      08/28/04     Reload - orig 7/29/99 & 8/15/03 Option         07/29/09       1,025     $43.500
John Doe      08/29/04     Reload - orig 12/14/01 & 2/21/03 Grant         12/14/11         572     $43.500
--------------------------------------------------------------------------------------------------------------
John Doe                                                                 TOTAL          20,020
==============================================================================================================



              Number     Percent        Reload       Total
              Options     Options       Value        Reload
Name          Vested      Vested       Per Option    Value
-------------------------------------------------------------------

John Doe          268        100%         $4.80      $1,287
John Doe        6,470        100%         $3.77     $24,391
John Doe          882        100%         $5.22      $4,604
John Doe          585        100%         $7.08      $4,142
John Doe        1,742        100%         $4.15      $7,229
John Doe        1,221        100%         $5.22      $6,374
John Doe        1,563        100%         $5.22      $8,159
John Doe           92        100%         $5.35        $492
John Doe        2,458        100%         $4.26     $10,471
John Doe          821        100%         $5.35      $4,392
John Doe        2,321        100%         $5.35     $12,417
John Doe        1,025        100%         $5.35      $5,484
John Doe          572        100%         $7.23      $4,136
------------------------------------------------------------
John Doe       20,020                               $93,578
============================================================